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EXHIBIT 99.1

                      [LOGO OF THE TOWN AND COUNTRY TRUST]

FOR IMMEDIATE RELEASE

 THE TOWN AND COUNTRY TRUST ANNOUNCES AGREEMENT TO SELL CONVERTIBLE SENIOR NOTES

BALTIMORE, July 29, 2003 /PRNewswire-FirstCall/ -- The Town and Country Trust (NYSE: TCT) announced today that it has entered into an agreement to sell $65.0 million aggregate principal amount of its 5.375% Convertible Senior Notes due 2023 to an initial purchaser in a previously announced private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the initial purchaser has the option to purchase up to an additional $9.75 million principal amount of notes. Concurrently with the offering, the Company purchased approximately $15.0 million of its common shares in privately negotiated transactions.

The notes will mature on August 15, 2023 and will be convertible under certain circumstances into the Company's common shares at an initial conversion rate of
39.20185 shares per $1,000 principal amount of notes, subject to adjustment. The notes will be redeemable at the Company's option at any time on or after August 21, 2010 and will be subject to repurchase on August 15, 2008 and on certain other dates. The notes will be unsecured and unsubordinated obligations of the Company. The offering is expected to close on August 4, 2003, subject to customary closing conditions.

The notes have been offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes have not been and may not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 15,642 apartment homes in 44 communities in the Mid-Atlantic and Southeast.

With the exception of historical information, the matters herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied. Examples of such factors that could result in such differences include but are not limited to: interest rate fluctuations; competition for tenants; changes in the Company's capacity to acquire additional apartment properties and any changes in the Company's financial condition or operating results due to an acquisition of additional apartment properties; local economic and business conditions, including without limitation, conditions which may affect public securities markets generally, the real estate investment trust industry, or the markets in which the Company's apartment properties are located, and other factors referred to in the Company's periodic and other reports filed with the Securities and Exchange Commission.


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FOR FURTHER DETAILS CONTACT
THE TOWN AND COUNTRY TRUST:

James Dolphin                   Alan W. Lasker              FRB/WEBER SHANDWICK
Executive Vice President        Senior Vice President       Joseph Calabrese
(410) 539-7600                  (212) 407-2150              (Investor Inquiries)
                                                            (212) 445-8434



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